AMENDMENT TO SUB-ADVISORY AGREEMENT

AMENDMENT effective as of the 1st day of November 2014 to the Sub-Advisory Agreement dated March 15, 2013 (the “Agreement”) between Aspiriant, LLC and Parametric Risk Advisors, LLC.

WHEREAS, the parties desire to amend the Agreement to modify Schedule A thereto;

NOW, THEREFORE, the parties hereto agree to amend the Agreement by deleting the existing Schedule A in its entirety and replacing it with the following:

SCHEDULE A

Strategy	Sub-Advisory Fee Schedule
PRA Call Writing Strategy	Asset Level	Sub-Advisory Fee

PRA Volatility Management Strategy	Asset Level	Sub-Advisory Fee

AGREED AND ACCEPTED:

Aspiriant, LLC

By:	/s/ Rob Francais
Rob Francais
Chief Exective Officer

Parametric Risk Advisors, LLC

By:	/s/ Brad Berggren
[Name] Brad Berggren
[Title] MD CEO